Exhibit (a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated July 23, 2009, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Notice of Offer to Purchase for Cash
All of the Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
NOVEN PHARMACEUTICALS, INC.
at
$16.50 Net Per Share
by
NORTHSTAR MERGER SUB, INC.
a wholly-owned subsidiary
of
HISAMITSU U.S., INC.
a wholly-owned subsidiary
of
HISAMITSU PHARMACEUTICAL CO., INC.

Northstar Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Hisamitsu U.S., Inc., a Delaware corporation (“Holdings”) and a wholly-owned subsidiary of Hisamitsu Pharmaceutical Co., Inc., a corporation organized under the laws of Japan (“Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.0001 per share, together with the associated Series A junior participating preferred stock purchase rights (“the Rights”) pursuant to the Rights Agreement, dated as of November 6, 2001, between the Company and American Stock Transfer & Trust, as amended (the “Shares”), of Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at a price of $16.50 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 23, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (such offer, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 19, 2009, UNLESS THE OFFER IS EXTENDED. PREVIOUSLY TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME UNTIL THE OFFER HAS EXPIRED AND, IF THE PURCHASER HAS NOT ACCEPTED SUCH SHARES FOR PAYMENT BY SEPTEMBER 21, 2009, SUCH SHARES MAY BE WITHDRAWN AT ANY TIME AFTER THAT DATE UNTIL THE PURCHASER ACCEPTS SHARES FOR PAYMENT.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 14, 2009 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The term “Minimum Condition” is defined in Section 15 (“Certain Conditions of the Offer”) of the Offer to Purchase and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than the Rights, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

The Merger Agreement provides, among other things, subject to the conditions described in Sections 11 (“The Transaction Agreements; Employment Agreement”) and 15 (“Certain Conditions of the Offer”), that the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent, Holdings or the Purchaser or their respective subsidiaries, which will be cancelled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be converted into the right to receive $16.50 (or any other per Share price paid in the Offer) net in cash, without interest and less any required withholding taxes.

The Board of Directors of the Company unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) determine that the terms of the Offer of the Merger and the other Transactions are fair to, and in the best interests of the stockholders of the Company, (iii) duly approved the Offer, the Merger and the other Transactions in accordance with the DGCL and (iv) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to American Stock Transfer and Trust Company (the “Depositary”) of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 2 (“Acceptance for Payment and Payment for Shares”) of the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of book-entry transfer, an Agent’s Message (as defined in Section 2 (“Acceptance for Payment and Payment for Shares”) of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

The term “Expiration Time” means 12:00 midnight, New York City time, on Wednesday, August 19, 2009 (which is the end of the day on August 19, 2009), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

The Merger Agreement provides that the Purchaser may, without the Company’s consent, extend the Offer (i) on one or more occasions for any period not exceeding seven business days for any extension, if at any then scheduled expiration of the Offer any of the conditions to the Purchaser’s obligation to accept for payment and pay for the Shares validly tendered in the offer shall not be satisfied or, if permitted under the Merger Agreement, waived and (ii) for any period or periods required by any applicable rule, regulation, interpretation or position of the Securities and Exchange Commission (or its staff) applicable to the Offer. Subject to the Purchaser’s, Holdings’ and Parent’s termination rights, if requested by the Company, the Purchaser must extend the Offer on one or more occasions for any period not exceeding seven business days for any extension, if at any then scheduled expiration of the Offer any of the conditions to the Purchaser’s obligation to accept for payment and pay for the Shares validly tendered in the offer shall not be satisfied or, if permitted under the Merger Agreement, waived. The Purchaser will not, however, be required to extend the Offer beyond November 17, 2009 if the Minimum Condition is not satisfied at such time, and will not in any event be required to extend the Offer beyond April 14, 2010. The termination rights of the parties to the Merger Agreement are as set forth in the Merger Agreement and remain unaffected by the foregoing provisions of the Merger Agreement.

The Merger Agreement further provides that, if necessary to acquire sufficient Shares (without regard to the exercise of the Top-Up Option (as defined in Section 11 (“The Transaction Agreements; Employment Agreement”) of the Offer to Purchase), such that Parent, Holdings, the Purchaser and their respective subsidiaries hold, in the aggregate, at least 90% of the outstanding Shares, the Purchaser may, in its sole discretion, provide for one or more “subsequent offering periods” (each a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

Any extension of the Offer will be followed as promptly as practicable by a public announcement if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares except during a Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 21, 2009. If the initial offering period has expired and the Purchaser elects to provide for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such share certificates, the serial numbers shown on such share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 (“Procedures for Accepting the Offer and Tendering Shares”) of the Offer to Purchase), unless such Shares have been tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 (“Procedures for Accepting the Offer and Tendering Shares”) of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties.

The receipt of cash for Shares in the Offer and the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain material United States federal income tax consequences of the Offer and the Merger, see Section 5 (“Certain United States Federal Income Tax Consequences”) of the Offer to Purchase.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to banks, brokers, dealers and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Questions or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038-3560

Banks and Brokerage Firms, Please Call:

212-440-9800

Stockholders and All Others Call Toll-Free:

888-897-6012

July 23, 2009

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